Exhibit 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read in conjunction with the “Selected Historical Consolidated Financial Information” and the consolidated financial statements and notes thereto contained in this annual report on Form 10-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this annual report on Form 10-K. Actual results may differ materially from those contained in any forward-looking statements.

Business Overview

We are one of the largest companies in North America focused on delivering smart home products and services. Our fully integrated smart home platform offers subscribers a comprehensive suite of products and services to remotely control, monitor and manage their homes using any smart device. Unlike many other smart home companies, who generally focus only on selling equipment and software, subscriber origination or servicing, we are a vertically integrated smart home company, owning the entire customer lifecycle including sales, professional installation, service, monitoring, billing and customer support. We believe that with our proven business model, along with 17 years of experience installing integrated solutions, we are well positioned to continue to lead the large and growing smart home market. We offer homeowners a customized smart home that integrates a wide variety of security and smart home devices. We seek to deliver a quality subscriber experience through a combination of innovative products and services and a commitment to customer service, which together with our focus on originating high-quality new subscribers, has enabled us to achieve attrition rates that we believe are historically at or below industry averages. Through our established underwriting criteria and compensation structure, we have built a subscriber portfolio, with an average credit score of 716 as of December 31, 2015. As of December 31, 2015, we had approximately 1,014,000 subscribers in North America and New Zealand. Approximately 96% and 95% of our revenues during the years ended December 31, 2015 and 2014, respectively, consisted of contractually committed revenues, which have historically resulted in consistent and predictable operating results.

Recent Developments

As part of our marketing initiatives, we have entered into an agreement to purchase the naming rights to the downtown Salt Lake City arena that is the home of the Utah Jazz National Basketball Association franchise, as well as certain hospitality and advertising rights. It is expected that a portion of the costs associated with this initiative will replace certain existing marketing expenditures, resulting in a $2.0 to $4.0 million annual increase in sponsorship and venue marketing expenditures, which are allocated between selling and general and administrative expenses.

On October 19, 2015, we issued $300.0 million aggregate principal amount of 8.875% senior secured notes due 2022 (the “2022 notes’), pursuant to a note purchase agreement date as of October 19, 2015 in a private placement exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Interest on the 2022 notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2016. Interest on the 2022 notes accrued from and including October 19, 2015. The 2022 notes will mature on December 1, 2022, unless on the 91st day prior to the maturity of the 2020 notes more than an aggregate principal amount of $190.0 million of such 2020 notes remain outstanding or have not been refinanced as permitted under the note purchase agreement for the 2022 notes, in which case the 2022 notes will mature on such 91st day (the “Springing Maturity Date”). The 2022 notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis, by Parent Guarantor and each of Parent Guarantor’s existing restricted subsidiaries that guarantee indebtedness under our revolving credit facility and notes and senior unsecured notes. The 2022 notes are secured, on a pari passu basis, by the collateral securing obligations under the 2019 notes and the revolving credit facilities, in each case, subject to certain exceptions and permitted liens.

On September 21, 2015, our board of directors approved a plan to transition our Wireless Internet business from a 5Ghz to a 60Ghz-based network technology and we ceased the build-out of 5Ghz networks and substantially stopped the installation of new customers. We expect the shift to the new technology will begin with a set of test installations in 2016. Due to this transition, the existing 5Ghz network did not reach full deployment as anticipated. During the year ended December 31, 2015 we recorded restructuring and asset impairment charges totaling $59.2 million, which included $53.2 million of asset impairment charges related to write downs of our network assets, subscriber acquisition costs, certain intellectual property and goodwill and $6.0 million in restructuring charges related to employee severance and termination benefits as well as write offs of certain vendor contracts.

On July 20, 2015, we entered into a letter agreement with Solar and SunEdison, Inc., a Delaware corporation (“SunEdison”) in connection with Solar’s entrance into an Agreement and Plan of Merger with SunEdison and the other parties thereto pursuant to which a newly-formed wholly-owned subsidiary of SunEdison will merge with and into Solar, with Solar surviving as a wholly-owned subsidiary of SunEdison (the “Solar Merger”). Pursuant to the Letter Agreement, the parties agreed, among other things, to (i) subject to the finalization and execution of a transitional trademark license regarding Solar’s continued use of the “Vivint Solar” trademark for a limited duration for purposes of phase-out use following the consummation of the Solar Merger, terminate the Trademark License Agreement between Vivint Solar Licensing, LLC and Solar, dated September 30, 2014, (ii) terminate the Product Development and Supply Agreement between Vivint Solar Developer, LLC and Vivint, dated September 30, 2014, (iii) terminate the covenants of non-competition in the Non-Competition Agreement between Solar and Vivint, dated September 30, 2014, in each case effective as of the consummation of the Solar Merger and (iv) terminate Schedule 3 to the Marketing and Customer Relations Agreement between Vivint Solar Developer, LLC and Vivint, dated September 30, 2014. The parties also agreed to negotiate in good faith regarding the termination or amendment of certain other agreements between Solar, Vivint, and certain of their respective subsidiaries. On March 7, 2016, Solar terminated the Agreement and Plan of Merger relating to the Solar Merger. Accordingly, pursuant to its terms, the Letter Agreement also terminated on March 7, 2016.

On March 6, 2015, we amended and restated the credit agreement governing our revolving credit facility to provide for, among other things, (1) an increase in the aggregate commitments previously available to us from $200.0 million to $289.4 million and (2) the extension of the maturity date with respect to certain of the previously available commitments. See “—Liquidity and Capital Resources—Revolving Credit Facility.”

Key Factors Affecting Operating Results

Our business is driven through the generation of new subscribers and servicing and maintaining our existing subscriber base. The generation of new subscribers requires significant upfront investment, which in turn provides predictable contractual recurring monthly revenue generated from our monitoring and additional services. We market our service offerings through two sales channels, direct-to-home and inside sales. Historically, most of our new subscriber accounts were generated through direct-to-home sales, primarily from April through August. New subscribers generated through inside sales was approximately 28% of total new subscriber additions in the year ended December 31, 2015, as compared to 24% of total new subscribers in the year ended December 31, 2014. Over time we expect the number of subscribers originated through inside sales to continue to increase, resulting from increased advertising and lead conversion.

Our operating results are impacted by the following key factors: number of subscriber additions, net subscriber acquisition costs, average RMR per subscriber, subscriber adoption rate of additional services beyond our Smart Protect package, subscriber attrition, the costs to monitor and service our subscribers, the level of general and administrative expenses and the availability and cost of capital required to generate new subscribers. We focus our investment decisions on generating new subscribers and servicing our existing subscribers in the most cost-effective manner, while maintaining a high level of customer service to minimize subscriber attrition. These decisions are based on the projected cash flows and associated margins generated over the expected life of the subscriber relationship.

Our ability to increase subscribers depends on a number of factors, both external and internal. External factors include the overall macroeconomic environment and competition from other companies in the geographies we serve, particularly in those markets where our direct-to-home sales representatives are present. Some of our current competitors have longer operating histories, greater name recognition and substantially greater financial and marketing resources than us. In the future, other companies may also choose to begin offering services similar to ours. In addition, because such a large percentage of our new subscribers are generated through direct-to-home sales, any actions limiting this sales channel could negatively affect our ability to grow our subscriber base. We are continually evaluating ways to improve the effectiveness of our subscriber acquisition activities in both our direct-to-home and inside sales channels, and over time we intend to evaluate other sales models and channels to grow our subscriber base.

Internal factors include our ability to recruit, train and retain personnel, along with the level of investment in sales and marketing efforts. As a result, we expect to increase our investment in advertising over time. We believe maintaining competitive compensation structures, differentiated product offerings and establishing a strong brand are critical to attracting and retaining high-quality personnel and competing effectively in the markets we serve. Successfully growing our revenue per subscriber depends on our ability to continue expanding our technology platform by offering additional value added services demanded by the market. Therefore, we continually evaluate the viability of additional service packages that could further leverage our existing technology platform and sales channels. As evidence of this focus on new services, since 2010, we have successfully expanded our service packages from residential security into smart home services, which allows us to charge higher RMR for these additional service packages. During 2013, we began offering high-speed wireless internet to a limited number of residential customers. In August 2014, we also acquired a distributed cloud storage technology solution that we began selling that year. These service offerings leverage our existing direct-to-home selling model for the generation of new subscribers. During the year ended

December 31, 2015, approximately 78% of our new subscribers contracted for one of our additional service packages. Due to the high rate of adoption for these additional service packages, our average RMR per new subscriber has increased from $44.50 in 2009 to $61.43 for the year ended December 31, 2015, an increase of 38%.

We focus on managing the costs associated with monitoring and service without jeopardizing our award-winning service quality. We believe our ability to retain subscribers over the long-term starts with our underwriting criteria and is enhanced by maintaining our consistent quality service levels.

Subscriber attrition has a direct impact on the number of subscribers who we monitor and service and on our financial results, including revenues, operating income and cash flows. A portion of the subscriber base can be expected to cancel its service every year. Subscribers may choose not to renew or may terminate their contracts for a variety of reasons, including, but not limited to, relocation, cost, switching to a competitor’s service or service issues. If a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber discontinues their service and transfers the original subscriber’s contract to a new subscriber continuing the revenue stream, we also do not consider this as a cancellation. We analyze our attrition by tracking the number of subscribers who cancel as a percentage of the average number of subscribers at the end of each twelve month period. We caution investors that not all companies, investors and analysts in our industry define attrition in the same manner.

The table below presents our subscriber data for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
	2015	2014	2013
Beginning balance of subscribers	894,175	795,500	671,818
Net new additions	236,562	204,464	219,034
Attrition	(116,820)	(105,789)	(95,352)

Ending balance of subscribers	1,013,917	894,175	795,500

Monthly average subscribers	953,923	849,454	743,544

Attrition rate	12.2%	12.5%	12.8%

Historically, we have experienced an increased level of subscriber cancellations in the months surrounding the expiration of such subscribers’ initial contract term. Attrition in any twelve month period may be impacted by the number of subscriber contracts reaching the end of their initial term in such period. We believe this trend in cancellations at the end of the initial contract term is comparable to other companies within our industry.

Basis of Presentation

We have historically conducted business through our Vivint and 2GIG operating segments. On April 1, 2013, we completed the sale of 2GIG to Nortek. See further discussion in Note 5 in our accompanying consolidated financial statements – Divestiture of Subsidiary. Therefore, 2GIG is excluded from our operating results, beginning on the date of the 2GIG Sale. The results of our 2GIG operating segment include the results of 2GIG Technologies, Inc., which prior to the Merger was a variable interest entity and after the Merger was our consolidated subsidiary until its sale to Nortek.

Historically, a substantial majority of 2GIG’s revenues were generated from Vivint through (i) sales of its security systems and (ii) fees billed to Vivint associated with a third-party monitoring platform. Sales to Vivint represented approximately 71% of 2GIG’s revenues on a stand-alone basis from January 1, 2013 through the date of the 2GIG Sale. The results of 2GIG’s operations discussed in this annual report on Form 10-K exclude intercompany activity with Vivint, as these transactions were eliminated in consolidation.

How We Generate Revenue

Vivint

Our primary source of revenue is generated through recurring monthly services and wireless internet services provided to our subscribers in accordance with their subscriber contracts. The remainder of our revenue is generated through additional services, activation fees, upgrades and maintenance and repair fees. Recurring revenues accounted for 96%, 95%, and 95%, of total revenues for the years ended December 31, 2015, 2014 and 2013, respectively.

Recurring revenue. Recurring services for our subscriber contracts are billed in advance, generally monthly, pursuant to the terms of subscriber contracts and recognized ratably over the service period. The amount of RMR billed is dependent upon which of our service packages is included in the subscriber contracts. Our Smart Complete and Smart Protect and Control packages generally provide higher RMR than our Smart Protect service package. Historically, we have generally offered contracts to subscribers that range in length from 36 to 60 months that are subject to automatic annual or monthly renewal after the expiration of the initial term. At the end of each monthly period, the portion of recurring fees related to services not yet provided are deferred and recognized as these services are provided.

Service and other sales revenue . Our service and other sales revenue is primarily comprised of amounts charged for selling additional equipment, and maintenance and repair. These amounts are billed, and the associated revenue recognized, at the time of installation or when the services are performed. Service and other sales revenue also includes contract fulfillment revenue, which relates to amounts paid by subscribers who cancel their monitoring contract in-term and for which we have no future service obligation to them. We recognize this revenue upon receipt of payment from the subscriber.

Activation fees. Activation fees represent upfront one-time charges billed to subscribers at the time of installation and are deferred. These fees are recognized over the estimated customer life of 12 years using a 150% declining balance method, which converts to a straight-line methodology after approximately five years to approximate the anticipated life of the customer.

2GIG

2GIG’s primary source of revenue was generated through the sale of electronic home security and automation products to dealers and distributors throughout North America and was recognized when title to the products transferred to the customer, which occurred upon shipment from our third-party logistics provider’s facility to the customer. The remainder of the revenue was earned from monthly recurring service fees. System sales, which are included in service and other sales revenue on our consolidated statements of operations, accounted for approximately 14% and 3% of total consolidated revenues from January 1, 2013 through the date of the 2GIG Sale and the year ended December 31, 2013, respectively. Product sales accounted for approximately 92% of 2GIG’s total revenues on a stand-alone basis from January 1, 2013 through the date of the 2GIG Sale.

Costs and Expenses

Vivint

Operating expenses. Operating expenses primarily consists of labor associated with monitoring and servicing subscribers and labor and equipment expenses related to upgrades and service repairs. We also incur equipment costs associated with excess and obsolete inventory and rework costs related to equipment removed from subscriber’s homes. In addition, a portion of general and administrative expenses, comprised of certain human resources, facilities and information technologies costs are allocated to operating expenses. This allocation is primarily based on employee headcount and facility square footage occupied. Because our FSPs perform most subscriber installations generated through our inside sales channels, the costs incurred by the field service associated with these installations are allocated to capitalized subscriber acquisition costs.

Selling expenses. Selling expenses are primarily comprised of costs associated with housing for our direct-to-home sales representatives, advertising and lead generation, marketing and recruiting, certain portions of sales commissions, overhead (including allocation of certain general and administrative expenses) and other costs not directly tied to a specific subscriber origination. These costs are expensed as incurred.

General and administrative expenses. General and administrative expenses consist largely of finance, legal, research and development (“R&D”), human resources, information technology and executive management expenses, including stock-based compensation expense. Stock-based compensation expense is recorded within various components of our costs and expenses. General and administrative expenses also include the provision for doubtful accounts. We allocate approximately one-third of our gross general and administrative expenses, excluding the provision for doubtful accounts, into operating and selling expenses in order to reflect the overall costs of those components of the business. In addition, in connection with certain service agreements with Solar, we subleased corporate office space to them through October 2014 and provide certain other administrative services to Solar. We charge Solar the costs associated with these service agreements (See Note 16 in our accompanying consolidated financial statements).

Depreciation and amortization. Depreciation and amortization consists of depreciation from property and equipment, amortization of equipment leased under capital leases, capitalized subscriber acquisition costs and intangible assets.

2GIG

Expenses. 2GIG did not directly manufacture, assemble, warehouse or ship any of the products it sold. Its products were produced by contract manufacturers, and warehoused and fulfilled through third-party logistics providers. Operating expenses primarily consisted of cost of goods sold, freight charges, royalty fees on licensed technology, warehouse expenses, and fulfillment service fees charged by its logistics providers. General and administrative expenses consisted largely of finance, R&D, including third-party engineering costs, legal, operations, sales commissions, and executive management costs. Depreciation and amortization consisted of depreciation of property and equipment.

Key Operating Metrics

In evaluating our results, we review the key performance measures discussed below. We believe that the presentation of key performance measures is useful to investors and lenders because they are used to measure the value of companies such as ours with recurring revenue streams.

Total Subscribers

Total subscribers is the aggregate number of our active security and smart home subscribers at the end of a given period.

Recurring Monthly Revenue

RMR is the recurring monthly revenue billed to a security and smart home subscriber.

Total Recurring Monthly Revenue

Total RMR is the aggregate RMR billed to all security and smart home subscribers. This revenue is earned for Smart Protect, Smart Protect and Control, and Smart Complete service offerings.

Average RMR per Subscriber

Average RMR per subscriber is the total RMR divided by the total subscribers. This is also commonly referred to as Average Revenue per User, or ARPU.

Attrition

Attrition is the aggregate number of cancelled security and smart home subscribers during a period divided by the monthly weighted average number of total security and smart home subscribers for such period. Subscribers are considered cancelled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due).

Net Subscriber Acquisition Costs

Net subscriber acquisition costs is the direct and indirect costs to create a new security and smart home subscriber. These include commissions, equipment, installation, marketing and other allocations (general and administrative and overhead); less activation fees and up sell revenue. These costs exclude residuals and long-term equity direct-to-home expenses.

Net Creation Cost Multiple

Net creation cost multiple is the total net subscriber acquisition costs, divided by the number of new subscribers originated, and then divided by the Average RMR per New Subscriber.

Net Service Cost

Net service cost is the total service costs, including monitoring, customer service, field service and other allocations (general and administrative and overhead) costs, less total service revenue, divided by total service subscribers.

Net Service Margin

Net service margin is the average RMR per subscriber less net service costs divided by average RMR per subscriber.

Critical Accounting Policies and Estimates

In preparing our consolidated financial statements, we make assumptions, judgments and estimates that can have a significant impact on our revenue, loss from operations and net loss, as well as on the value of certain assets and liabilities on our Consolidated Balance Sheets. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. At least quarterly, we evaluate our assumptions, judgments and estimates and make changes accordingly. Historically, our assumptions, judgments and estimates relative to our critical accounting estimates have not differed materially from actual results. We believe that the assumptions, judgments and estimates involved in the accounting for income taxes, allowance for doubtful accounts, valuation of intangible assets, and fair value have the greatest potential impact on our consolidated financial statements; therefore, we consider these to be our critical accounting estimates. For information on our significant accounting policies, see Note 2 to our accompanying consolidated financial statements.

Revenue Recognition

We recognize revenue principally on three types of transactions: (i) recurring revenue, which includes RMR, (ii) service and other sales, which includes non-recurring service fees charged to our subscribers provided on contracts, contract fulfillment revenues and sales of products that are not part of our service offerings, and (iii) activation fees on the subscriber contracts, which are amortized over the estimated life of the subscriber relationship.

Recurring services for our subscriber contracts are billed in advance, generally monthly, pursuant to the terms of subscriber contracts and recognized ratably over the service period. RMR is recognized monthly as services are provided in accordance with the rates set forth in our subscriber contracts. Costs of providing ongoing monitoring services are expensed in the period incurred.

Any services included in service and other sales revenue are recognized upon provision of the applicable services. Revenue from 2GIG product sales was recognized when title passed to the customer, which was generally upon shipment from the warehouse of our third-party logistics provider. Revenue generated by Vivint from the sale of products that are not part of the service offerings is recognized upon installation. Contract fulfillment revenue represents fees received from subscribers at the time of, or subsequent to, the in-term termination of their contract. This revenue is recognized when payment is received from the subscriber.

Activation fees represent upfront one-time charges billed to subscribers at the time of installation and are deferred. These fees are recognized over the estimated customer life of 12 years using a 150% declining balance method, which converts to a straight-line methodology after approximately five years to approximate the anticipated life of the customer.

Subscriber Acquisition Costs

A portion of the direct costs of acquiring new security and smart home subscribers, primarily sales commissions, equipment, and installation costs, are deferred and recognized over a pattern that reflects the estimated life of the subscriber relationships. We amortize these costs over 12 years using a 150% declining balance method, which converts to a straight-line methodology after approximately 5 years to approximate the anticipated life of the customer. We evaluate attrition on a periodic basis, utilizing observed attrition rates for our subscriber contracts and industry information and, when necessary, make adjustments to the estimated life of the subscriber relationship and amortization method.

On the consolidated statement of cash flows, subscriber acquisition costs that are comprised of equipment and related installation costs purchased for or used in subscriber contracts in which we retain ownership to the equipment are classified as investing activities and reported as “Subscriber acquisition costs – company owned equipment”. All other subscriber acquisition costs are classified as operating activities and reported as “Subscriber acquisition costs – deferred contract costs” on the consolidated statements of cash flows as these assets represent deferred costs associated with the creation of customer contracts.

Subscriber acquisition costs represent the costs related to the origination of new subscribers. A portion of subscriber acquisition costs is expensed as incurred, which includes costs associated with the direct-to-home sale housing, marketing and recruiting, certain portions of sales commissions (residuals), overhead and other costs, considered not directly and specifically tied to the origination of a particular subscriber. The remaining portion of the costs is considered to be directly tied to subscriber acquisition and consist primarily of certain portions of sales commissions, equipment, and installation costs. These costs are deferred and recognized in a pattern that reflects the estimated life of the subscriber relationships. Subscriber acquisition costs are largely correlated to the number of new subscribers originated.

In conjunction with the Merger and in accordance with purchase accounting, the total purchase price was allocated to our net tangible and identifiable intangible assets based on their estimated fair values as of November 16, 2012 (See Note 10 in our accompanying consolidated financial statements). We recorded the value of Subscriber Acquisition Costs on the date of the Merger at fair value and classified it as an intangible asset, which is amortized over 10 years in a pattern that is consistent with the amount of revenue expected to be generated from the related subscriber contracts.

Accounts Receivable

Accounts receivable consist primarily of amounts due from subscribers for RMR services. Accounts receivable are recorded at invoiced amounts and are non-interest bearing. The gross amount of accounts receivable has been reduced by an allowance for doubtful accounts of approximately $3.5 million and $3.4 million at December 31, 2015 and December 31, 2014, respectively. We estimate this allowance based on historical collection rates, attrition rates, and contractual obligations underlying the sale of the subscriber contracts to third parties. As of December 31, 2015 and 2014, no accounts receivable were classified as held for sale. Provision for doubtful accounts recognized and included in general and administrative expenses in the accompanying audited consolidated statements of operations totaled $14.9 million, $15.7 million and $10.4 million for the year ended December 31, 2015, 2014 and 2013, respectively.

Loss Contingencies

We record accruals for various contingencies including legal proceedings and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of legal counsel. We record an accrual when a loss is deemed probable to occur and is reasonably estimable. Factors that we consider in the determination of the likelihood of a loss and the estimate of the range of that loss in respect of legal matters include the merits of a particular matter, the nature of the litigation, the length of time the matter has been pending, the procedural posture of the matter, whether we intend to defend the matter, the likelihood of settling for an insignificant amount and the likelihood of the plaintiff accepting an amount in this range. However, the outcome of such legal matters is inherently unpredictable and subject to significant uncertainties.

Goodwill and Intangible Assets

Purchase accounting requires that all assets and liabilities acquired in a transaction be recorded at fair value on the acquisition date, including identifiable intangible assets separate from goodwill. For significant acquisitions, we obtain independent appraisals and valuations of the intangible (and certain tangible) assets acquired and certain assumed obligations as well as equity. Identifiable intangible assets include customer relationships, trade names and trademarks and developed technology, which equaled $558.4 million at December 31, 2015. Goodwill represents the excess of cost over the fair value of net assets acquired and was $834.4 million at December 31, 2015.

The estimated fair values and useful lives of identified intangible assets are based on many factors, including estimates and assumptions of future operating performance and cash flows of the acquired business, estimates of cost avoidance, the nature of the business acquired, the specific characteristics of the identified intangible assets and our historical experience and that of the acquired business. The estimates and assumptions used to determine the fair values and useful lives of identified intangible assets could change due to numerous factors, including product demand, market conditions, regulations affecting the business model of our operations, technological developments, economic conditions and competition. The carrying values and useful lives for amortization of identified intangible assets are reviewed annually during our fourth fiscal quarter and as necessary if changes in facts and circumstances indicate that the carrying value may not be recoverable and any resulting changes in estimates could have a material adverse effect on our financial results.

When we determine that the carrying value of intangible assets, goodwill and long-lived assets may not be recoverable, an impairment charge is recorded. Impairment is generally measured based on valuation techniques considered most appropriate under the circumstances, including a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model or prevailing market rates of investment securities, if available.

We conduct a goodwill impairment analysis annually in our fourth fiscal quarter, as of October 1, and as necessary if changes in facts and circumstances indicate that the fair value of our reporting units may be less than their carrying amount. Under applicable accounting guidance, we are permitted to use a qualitative approach to evaluate goodwill impairment when no indicators of impairment exist and if certain accounting criteria are met. To the extent that indicators exist or the criteria are not met, we use a quantitative approach to evaluate goodwill impairment based on estimated growth in our business and discount rates. Such quantitative impairment assessment is performed using a two-step, fair value based test. The first step requires that we compare the estimated fair value of our reporting units to the carrying value of the reporting unit’s net assets, including goodwill. If the fair value of the reporting unit is greater than the carrying value of its net assets, goodwill is not considered to be impaired and no further testing is required. If the fair value of the reporting unit is less than the carrying value of its net assets, we would be required to complete the second step of the test by analyzing the fair value of its goodwill. If the carrying value of the goodwill exceeds its fair value, an impairment charge is recorded.

Property and Equipment

Property and equipment are stated at cost and depreciated on the straight-line method over the estimated useful lives of the assets or the lease term, whichever is shorter. Amortization expense associated with leased assets is included with depreciation expense. Routine repairs and maintenance are charged to expense as incurred. We periodically assess potential impairment of our property and equipment and perform an impairment review whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Income Taxes

We account for income taxes based on the asset and liability method. Under the asset and liability method, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets when it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

We recognize the effect of an uncertain income tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Our policy for recording interest and penalties is to record such items as a component of the provision for income taxes.

Recent Accounting Pronouncements

In November 2015, the Financial Accounting Standards Board issued authoritative guidance to simplify the presentation of deferred income taxes. Prior to this update, generally accepted accounting principles required an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. This update requires deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This guidance is effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017 and may be applied prospectively or retrospectively, with early adoption permitted. We have elected to early adopt the accounting standard prospectively in the fourth quarter of 2015. As a result, we have presented all deferred tax assets and liabilities as noncurrent on our consolidated balance sheet as of December 31, 2015, but have not reclassified current deferred tax assets and liabilities on our consolidated balance sheet as of December 31, 2014. There was no impact on our results of operations as a result of the adoption of the accounting standard update.

In July 2015, the Financial Accounting Standards Board issued authoritative guidance to simplify the measurement of inventory. Prior to this update, generally accepted accounting principles required the measurement of inventory at the lower of cost or market, where market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. This update requires that an entity measure inventory at the lower of cost or net realizable value, where net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This guidance is effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017 and should be applied prospectively, with early adoption permitted. We plan to adopt this update on the effective date and it is not expected to materially impact the consolidated financial statements.

In May 2015, the Financial Accounting Standards Board issued authoritative guidance related to customer’s accounting for fees paid in a cloud computing arrangement and is issued in an attempt to simplify existing generally accepted accounting principles. The update provides guidance to help entities determine whether a cloud computing arrangement includes a software license. This guidance is effective for fiscal years beginning after December 15, 2015, and for interim periods within fiscal years beginning after December 15, 2016 with early adoption permitted. We plan to adopt this update on the effective date and it is not expected to materially impact the consolidated financial statements.

In April 2015, the Financial Accounting Standards Board issued authoritative guidance to simplify the presentation of debt issuance costs. This update requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The guidance is effective for fiscal years beginning after December 15, 2015, and for interim periods within fiscal years beginning after December 15, 2016. Effective January 1, 2016, we adopted this standard resulting in a retrospective reduction to deferred financing costs, net by $40.2 million and $48.1 million as of December 31, 2015 and December 31, 2014, respectively, with a corresponding decrease to notes payable, net. This update does not impact the consolidated statements of operations, consolidated statements of comprehensive loss or consolidated statements of cash flows.

In August 2014, the Financial Accounting Standards Board issued authoritative guidance which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. This guidance is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2016, with early adoption permitted. We are evaluating the new guidance and plan to provide additional information about its expected impact at a future date.

In May 2014, the Financial Accounting Standards Board issued authoritative guidance which clarifies the principles used to recognize revenue for all entities. The new guidance requires companies to recognize revenue when it transfers goods or services to a customer in an amount that reflects the consideration to which a company expects to be entitled. The guidance is effective for annual and interim periods beginning after December 15, 2017. The guidance allows for either a “full retrospective” adoption or a “modified retrospective” adoption, however early adoption is not permitted. We are currently evaluating the impact the adoption of this guidance will have on our consolidated financial statements.

Results of operations

Year Ended December 31,
2015	2014	2013
(in thousands)
Revenue
Vivint	$653,721	$563,677	$483,401
2GIG	—	—	17,507

Total revenue	653,721	563,677	500,908
Costs and expenses
Vivint	762,396	657,546	536,502
2GIG	—	—	19,286

Total costs and expenses	762,396	657,546	555,788
Loss from continuing operations
Vivint	(108,675)	(93,869)	(53,101)
2GIG	—	—	(1,779)

Total loss from continuing operations	(108,675)	(93,869)	(54,880)
Other expenses	170,081	144,277	66,041

Loss before taxes	(278,756)	(238,146)	(120,921)
Income tax expense	351	514	3,592

Net loss	$(279,107)	$(238,660)	$(124,513)

Key operating metrics (1) (2)
Total Subscribers (thousands), as of December 31	1,013.9	894.2	795.5
Total RMR (thousands) (end of period)	$55,689	$48,732	$42,202
Average RMR per Subscriber	$54.92	$54.50	$53.05
Net Service Cost per Subscriber	$14.33	$15.65	$15.81
Net Service Margin	74%	71%	70%
Net Creation Cost Multiple	30.9	x	31.3	x	28.4	x

(1)	Reflects Vivint metrics only for all periods presented
(2)	Excludes the Wireless Internet business

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Revenues

The following table provides the significant components of our revenue for the years ended December 31, 2015 and 2014:

	Year Ended December 31,
	2015	2014	% Change
	(in thousands)
Recurring revenue	$624,989	$537,695	16%
Service and other sales revenue	22,700	21,980	3%
Activation fees	6,032	4,002	51%

Total revenues	$653,721	$563,677	16%

Total revenues increased $90.0 million, or 16%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily due to the growth in recurring revenue, which increased $87.3 million, or 16%. This increase resulted from $55.8 million of fees from the net addition of approximately 119,742 subscribers at December 31, 2015 compared to December 31, 2014, a $23.7 million increase from continued growth in the percentage of our subscribers contracting for new products and service packages, and a $7.8 million decrease in refunds and credits during the period. Currency translation negatively affected total revenues by $8.3 million, as computed on a constant currency basis.

Service and other sales revenue increased $0.7 million, or 3%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. This increase was primarily due to an increase of $1.0 million of contract fulfillment revenue partially offset by a decrease in upgrade revenue of $0.7 million related to subscriber service upgrades and purchases of additional equipment.

The revenue associated with activation fees is deferred upon billing and recognized over the estimated life of the subscriber relationship. There was deemed to be no fair value associated with deferred activation fee revenues at the time of the Acquisition. Thus, all activation fee revenue recognized in the years ended December 31, 2015 and 2014 relate to contracts generated after the Acquisition. Revenues recognized related to activation fees increased $2.0 million, or 51%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily due to the increase in the number of subscribers from whom we have collected activation fees since the date of the Acquisition.

Costs and Expenses

The following table provides the significant components of our costs and expenses for the years ended December 31, 2015 and 2014:

	Year Ended December 31,
	2015	2014	% Change
	(in thousands)
Operating expenses	$228,315	$202,769	13%
Selling expenses	122,948	107,370	15%
General and administrative	107,212	126,083	(15)%
Depreciation and amortization	244,724	221,324	11%
Restructuring and asset impairment charges	59,197	—	—

Total costs and expenses	$762,396	$657,546	16%

Operating expenses increased $25.5 million, or 13%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily to support the growth in our subscriber base and our wireless internet business. This increase was primarily due to a $22.1 million increase in personnel costs related to customer services, field services, and monitoring and a $4.6 million increase in equipment costs related to servicing our wireless internet business and equipment costs related to subscriber upgrades. This increase was offset, in part, by a $2.9 million decrease in monitoring costs from third-party cellular providers primarily resulting from the transition to our Sky Platform.

Selling expenses, excluding amortization of capitalized subscriber acquisition costs, increased $15.6 million, or 15%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily due to an increase in personnel costs of $9.4 million and a $5.4 million increase in expenses relating to lead generation, all to support the increase in our subscriber contract originations.

General and administrative expenses decreased $18.9 million, or 15%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014, partly due to a non-cash gain of $12.2 million in connection with the settlement of the Merger-related escrow (See Note 16 to the accompanying consolidated financial statements), a $7.8 million decrease in brand recognition expenses and a decrease of $5.3 million in contracted information technology services. These decreases were partially offset by a $3.0 million increase in personnel costs and an increase of $1.3 million in legal, audit and other professional service fees.

Depreciation and amortization increased $23.4 million, or 11%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The increase was primarily due to increased amortization of subscriber acquisition costs arising from the growth in our subscriber base.

Restructuring and asset impairment charges for the year ended December 31, 2015 relate to the transition in our Wireless Internet business from a 5Ghz to a 60Ghz-based network technology (See Note 3 to the accompanying consolidated financial statements).

Other Expenses, net

The following table provides the significant components of our other expenses, net, for the years ended December 31, 2015 and 2014:

			% Change
	Year Ended December 31,		2015 Actual vs. 2014 Actual
	2015	2014
	(in thousands)
Interest expense	$161,339	$147,511	9%
Interest income	(90)	(1,455)	(94)%
Other income (expense)	(8,832)	(1,779)	396%

Total other expenses, net	$170,081	$144,277	18%

Interest expense increased $13.8 million, or 9%, for the year ended December 31, 2015, as compared with the year ended December 31, 2014, due to a higher principal balance on our debt resulting from the issuance of $300 million of 2022 notes in October 2015, the full year impact of the $100 million in 2020 notes issued in July 2014 and borrowings in 2015 under our revolving credit facility. During the year ended December 31, 2015, other expense increased by $7.0 million, or 396%, primarily as a result of a change in treatment of losses on intercompany balances. Prior to July 2015, we classified intercompany receivable balances with our Canada and New Zealand subsidiaries as long-term investments with translation gains and losses recorded in other comprehensive income. Beginning in July 2015, as part of our cash management strategy we determined that settlement of these intercompany balances was anticipated and therefore these balances are not considered to be long-term investments and any subsequent translation gains or losses are recorded in income.

Income Taxes

The following table provides the significant components of our income tax expense for the years ended December 31, 2015 and 2014:

			% Change
	Year Ended December 31,		2015 Actual vs. 2014 Actual
	2015	2014
	(in thousands)
Income tax expense	$351	$514	(32)%

Income tax expense decreased $0.2 million, or 32%, for the year ended December 31, 2015, as compared with the year ended December 31, 2014. Our tax expense for the years ended December 31, 2015 and 2014 was primarily due to state and foreign income taxes.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013 – Vivint

Revenues

The following table provides the significant components of our revenue for the years ended December 31, 2014 and 2013:

			% Change
	Year Ended December 31,		2014 Actual vs. 2013 Actual
	2014	2013
	(in thousands)
Recurring revenue	$537,695	$459,681	17%
Service and other sales revenue	21,980	22,077	0%
Activation fees	4,002	1,643	144%

Total revenues	$563,677	$483,401	17%

Total revenues increased $80.3 million, or 17%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013, primarily due to the growth in recurring revenue, which increased $78.0 million, or 17%. This increase resulted from $66.8 million of fees from the net addition of approximately 99,000 subscribers at December 31, 2014 compared to December 31, 2013 and a $20.9 million increase from continued growth in the percentage of our subscribers contracting for new products and service packages, partially offset by a $10.1 million increase in refunds and credits during the period.

Service and other sales revenue decreased $0.1 million, or 0%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. This decrease was primarily due to an increase of $0.6 million of other revenue offset by a decrease in upgrade revenue of $0.7 million related to subscriber service upgrades and purchases of additional equipment.

The revenue associated with activation fees is deferred upon billing and recognized over the estimated life of the subscriber relationship. There was deemed to be no fair value associated with deferred activation fee revenues at the time of the Acquisition. Thus, all activation fee revenue for the years ended December 31, 2014 and 2013 relate to contracts generated after the Acquisition. Thus, revenues recognized related to activation fees increased $2.4 million, or 144%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013, primarily due to the increase in the number of subscribers from whom we have collected activation fees since the date of the Acquisition.

Costs and Expenses

The following table provides the significant components of our costs and expenses for the years ended December 31, 2014 and 2013:

			% Change
	Year Ended December 31,		2014 Actual vs. 2013 Actual
	2014	2013
	(in thousands)
Operating expenses	$202,769	$152,554	33%
Selling expenses	107,370	98,884	9%
General and administrative	126,083	91,696	38%
Depreciation and amortization	221,324	193,368	14%

Total costs and expenses	$657,546	$536,502	23%

Operating expenses increased $50.2 million, or 33%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013, primarily to support the growth in our subscriber base and our wireless internet business. This increase was principally comprised of $19.8 million in equipment costs, $17.3 million in personnel costs within our monitoring, customer support and field service functions, a $6.9 million increase in cellular communications fees related to our monitoring services and a $3.7 million increase in information technology costs. In addition, we recognized a loss on impairment of $1.4 million associated with our CMS technology.

Selling expenses, excluding amortization of capitalized subscriber acquisition costs, increased $8.5 million, or 9%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013, primarily due to a $7.8 million increase in facility, administrative and information technology costs and a $1.3 million increase in advertising costs, all to support the expected increase in our subscriber contract originations and our wireless internet business over time. This increase is offset, in part, by a $0.7 million decrease in personnel costs.

General and administrative expenses increased $34.4 million, or 38%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013, partly due to a $21.5 million increase in personnel costs, primarily related to information technologies, R&D and management staffing to support the expected growth of the business and our wireless internet service. The increase was also due to a $7.8 million increase in brand recognition expenses and a $3.2 million increase in facility, administrative and information technology costs, all to support the growth in our business, along with a $5.6 million increase in the provision for doubtful accounts, primarily related to the growth in our revenues and accounts receivable. These increases were partially offset by a $3.5 million decrease in other advertising costs.

Depreciation and amortization increased $28.0 million, or 14%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The increase was primarily due to increased amortization of subscriber acquisition costs.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013—2GIG

All intercompany revenue and expenses between Vivint and 2GIG have been eliminated in consolidation and from the amounts presented below, as discussed in Note 5 to the accompanying consolidated financial statements.

			% Change
	Year Ended December 31,		2014 Actual vs. 2013 Actual
	2014	2013
	(in thousands)
Total revenue	$—	$17,507	(100%)
Operating expenses	—	(11,667)	(100%)
General and administrative	—	(5,481)	(100%)
Other expenses	—	(2,138)	(100%)

Loss from operations	$—	$(1,779)	(100%)

2GIG is no longer included in our results of operations, from the date of the 2GIG Sale.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013—Consolidated

Other Expenses, net

The following table provides the significant components of our other expenses, net, for the years ended December 31, 2014 and 2013:

			% Change
	Year Ended December 31,		2014 Actual vs. 2013 Actual
	2014	2013
	(in thousands)
Interest expense	$147,511	$114,476	29%
Interest income	(1,455)	(1,493)	(3%)
Gain on 2GIG Sale	—	(46,866)	(100%)
Other income	(1,779)	(76)	2241%

Total other expenses, net	$144,277	$66,041	118%

Interest expense increased $33.0 million, or 29%, for the year ended December 31, 2014, as compared with the year ended December 31, 2013, due to a higher principal balance on our debt resulting from the issuance of $550.0 million of senior unsecured notes payable since the beginning of 2013. During the year ended December 31, 2013, we realized a gain of $46.9 million as a result of the 2GIG Sale. See Note 5 of our accompanying consolidated financial statements for additional information. During the year ended December 31, 2014, other income consisted of proceeds from the settlement of a lawsuit and a gain associated with a facility fire. See Note 12 of our accompanying consolidated financial statements for additional information.

Income Taxes

The following table provides the significant components of our income tax expense for the years ended December 31, 2014 and 2013:

			% Change
	Year Ended December 31,		2014 Actual vs. 2013 Actual
	2014	2013
	(in thousands)
Income tax expense	$514	$3,592	(86%)

Income tax expense decreased $3.1 million, or 86%, for the year ended December 31, 2014, as compared with the year ended December 31, 2013. After the 2GIG Sale on April 1, 2013, we were in a net deferred tax asset position, which required the application of a full valuation allowance against this deferred tax asset, resulting in income tax expense for the year ended December 31, 2013. Our tax expense during the year ended December 31, 2014 was primarily due to foreign income taxes.

Unaudited Quarterly Results of Operations

The following tables present our unaudited quarterly consolidated results of operations for the eight quarters ended December 31, 2015 and 2014. This unaudited quarterly consolidated information has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, the statement of operations data includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. You should read these tables in conjunction with our audited consolidated financial statements and related notes located elsewhere in this annual report on Form 10-K. The results of operations for any quarter are not necessarily indicative of the results of operations for a full year or any future periods.

	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015 (1)
	(in thousands)
Statement of operations data
Revenue	$175,034	$168,577	$157,913	$152,197
Loss from operations	(15,929)	(78,159)	(4,888)	(9,699)
Net loss	(62,375)	(125,072)	(43,614)	(48,046)

	Three Months Ended
	December 31, 2014	September 30, 2014 (2)	June 30, 2014 (2)	March 31, 2014
	(in thousands)
Statement of operations data
Revenue	$152,430	$146,895	$134,199	$130,154
Loss from operations	(28,796)	(22,398)	(30,446)	(12,229)
Net loss	(65,645)	(59,464)	(66,271)	(47,280)

(1)	During the three months ended March 31, 2015, we recorded certain out-of-period adjustments totaling $2.0 million, primarily associated with the timing of the recognition of deferred revenue related to 2014 recurring monitoring services. As a result of these adjustments, recurring revenues increased for the three months ended March 31, 2015 and deferred revenue decreased by $2.0 million, respectively.
(2)	During the three months ended September 30, 2014, we recorded certain out-of-period adjustments totaling $3.8 million, primarily associated with equipment recorded as subscriber acquisition costs rather than operating expenses during the three months ended June 30, 2014 due to a reporting error identified during an information technology system implementation and included other immaterial items. As a results of these adjustments, subscriber acquisition costs decreased by $3.4 million and total operating expenses increased by $3.8 million.

Liquidity and Capital Resources

Our primary source of liquidity has historically been cash from operations, proceeds from the issuance of debt securities and borrowing availability under our revolving credit facility. As of December 31, 2015, we had $2.6 million of cash and $264.4 million of availability under our revolving credit facility (after giving effect to $5.0 million of letters of credit outstanding and $20.0 million of borrowings).

On October 19, 2015, we issued $300.0 million of our 2022 notes.

On October 10, 2014, in connection with the completion of its initial public offering, Solar repaid loans to APX Group, Inc., our wholly-owned subsidiary, and to our parent entity. Our parent entity, in turn, returned a portion of such proceeds to APX Group, Inc. as a capital contribution. These transactions resulted in the receipt by APX Group, Inc. of an aggregate amount of $55.0 million.

On July 1, 2014, we issued and sold an additional $100.0 million of our 2020 notes. On September 3, 2014, APX Group, Inc. paid a dividend in the amount of $50.0 million to APX Group Holdings, Inc., its sole stockholder, which in turn paid a dividend in the amount of $50.0 million to its stockholders.

As market conditions warrant, we and our equity holders, including the Sponsor, its affiliates and members of our management, may from time to time, seek to purchase our outstanding debt securities or loans, including the notes and borrowings under our revolving credit facility, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing our indebtedness, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new secured or unsecured debt, including additional borrowings under our revolving credit facility. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series. In addition, any such purchases made at prices below the “adjusted issue price” (as defined for U.S. federal income tax purposes) may result in taxable cancellation of indebtedness income to us, which amounts may be material, and in related adverse tax consequences to us. Depending on conditions in the credit and capital markets and other factors, we will, from time to time, consider various financing transactions, the proceeds of which could be used to refinance our indebtedness or for other purposes.

Cash Flow and Liquidity Analysis

Significant factors influencing our liquidity position include cash flows generated from recurring revenue and other fees received from the subscribers we service and the level of investment in capitalized subscriber acquisition costs and general and administrative expenses. Our cash flows provided by operating activities include cash received from RMR, along with upfront activation fees, upgrade and other maintenance and repair fees. Cash used in operating activities includes the cash costs to monitor and service those subscribers, and certain costs, principally marketing, a portion of subscriber acquisition costs and general and administrative costs. Historically, we financed subscriber acquisition costs through our operating cash flows, the issuance of debt, and to a lesser extent, through the issuance of equity and contract sales to third parties. We expect to continue financing subscriber acquisition costs in a similar manner in future periods.

Our direct-to-home sales are seasonal in nature. We make investments in the recruitment of our direct-to-home sales force and the inventory for the April through August sales period prior to each sales season. We experience increases in subscriber acquisition costs, as well as costs to support the sales force throughout North America, during this time period.

The following table provides a summary of cash flow data (in thousands):

	Year ended December 31,
	2015	2014	2013
Net cash used in operating activities	$(255,307)	$(309,637)	$(218,876)
Net cash (used in) provided by investing activities	(35,615)	(36,284)	121,663
Net cash provided by financing activities	284,400	95,057	351,147

Cash Flows from Operating Activities

We generally reinvest the cash flows from recurring revenue into our business, primarily to (1) maintain and grow our subscriber base (2) expand our infrastructure to support this growth (3) enhance our existing service offerings and (4) develop new service offerings. These investments are focused on generating new subscribers, increasing the revenue from our existing subscriber base, enhancing the overall quality of service provided to our subscribers, increasing the productivity and efficiency of our workforce and back-office functions necessary to scale our business.

For the year ended December 31, 2015, net cash used in operating activities was $255.3 million. This cash used was primarily from a net loss of $279.1 million, adjusted for (1) $245.5 million in non-cash amortization, depreciation, stock-based compensation, a non-cash gain on settlement of the Merger-related escrow, and (2) $57.7 million restructuring and asset impairment charge related to our Wireless Internet business transition, along with a $21.8 million increase in accounts payable, primarily related to purchases of inventory and wireless internet equipment, a $18.6 million decrease in inventories, a $18.0 million increase in accrued expenses and other liabilities, a $14.9 million provision for doubtful accounts and a $15.0 million increase in fees paid by our subscribers in advance of when the associated revenue is recognized. This was offset by a $354.9 million increase in subscriber acquisition costs and a $14.4 million increase in accounts receivable.

For the year ended December 31, 2014, net cash used in operating activities was $309.6 million. This cash used was primarily from a net loss of ($238.7) million, adjusted for $232.5 million in non-cash amortization, depreciation and stock-based compensation, $317.5 million in capitalized subscriber acquisition costs and a $21.9 million increase in accounts receivable, primarily related to the growth in our revenues and timing of our billing cycle. This was partially offset by a $20.6 million increase in fees paid by subscribers in advance of when the associated revenue is recognized.

For the year ended December 31, 2013, net cash used in operating activities was $218.9 million. This cash used was primarily from a net loss of ($124.5) million, adjusted for $206.1 million in non-cash amortization, depreciation and stock-based compensation, $298.3 million in subscriber acquisition costs and an $8.4 million increase in inventories due to the seasonality of our inventory purchases and usage. This was partially offset by a $22.0 million increase in accrued expenses and other liabilities, primarily related to management bonus and incentive plans and contingent liabilities, and a $24.4 million increase in fees paid by subscribers in advance of when the associated revenue is recognized.

Our outstanding debt as of December 31, 2015 was approximately $2.2 billion, approximately $1.3 billion of which was attributable to the transactions related to Blackstone’s acquisition in November 2012. Net cash interest paid for the years ended December 31, 2015, 2014 and 2013 related to our indebtedness (excluding capital leases) totaled $144.9 million, $136.9 million and $114.8 million, respectively. Our net cash used in operating activities for the years ended December 31, 2015, 2014 and 2013, before these interest payments, was $110.4 million, $172.7 million and $104.1 million, respectively. Accordingly, our net cash provided by operating activities for the years ended December 31, 2014 and 2013 was insufficient to cover these interest payments. For additional information regarding our outstanding indebtedness see “—Long-Term Debt” below.

Cash Flows from Investing Activities

Historically, our investing activities have primarily consisted of capital expenditures, business combinations and technology acquisitions. Capital expenditures primarily consist of periodic additions to property and equipment to support the growth in our business.

For the year ended December 31, 2015, net cash used in investing activities was $35.6 million, consisting primarily of capital expenditures of $27.0 million, a portion of which related to our wireless internet infrastructure, and capitalized subscriber acquisition costs of $24.7 million associated with equipment we own. This was offset by $14.2 million released from restricted cash.

For the year ended December 31, 2014, net cash used in investing activities was $36.3 million, consisting primarily of capital expenditures of $30.5 million, a portion of which related to our wireless internet infrastructure, strategic acquisitions of $18.5 million related to Wildfire Broadband, LLC and Space Monkey and the acquisition of certain patents and other intangible assets of $9.6 million and capitalized subscriber acquisition costs of $10.6 million associated with equipment we own. This was offset by net cash of $22.7 million received in connection with the notes receivable from Solar (see Note 16 of our accompanying consolidated financial statements included elsewhere in this annual report on Form 10-K for additional information) and $14.4 million released from restricted cash.

For the year ended December 31, 2013, net cash provided by investing activities was $121.6 million, consisting primarily of $144.8 million of proceeds from the 2GIG Sale, partially offset by $9.0 million of capital expenditures, $4.3 million of business acquisition costs and $0.3 million of capitalized subscriber acquisition costs.

Cash Flows from Financing Activities

Historically, our cash flows provided by financing activities primarily related to the issuance of debt to fund the portion of upfront costs associated with generating new subscribers that are not covered through our operating cash flows. Uses of cash for financing activities are generally associated with the payment of dividends to our stockholders and the repayment of debt.

For the year ended December 31, 2015, net cash provided by financing activities was $284.4 million, consisting primarily of $296.3 million in proceeds from the October 2015 Notes Offering, offset by $6.4 million of repayments of capital lease obligations and $5.4 million in deferred financing costs.

For the year ended December 31, 2014, net cash provided by financing activities was $95.1 million, consisting primarily of $102.0 million in proceeds from the July 2014 Notes Offering, $32.3 million of equity contributions and $20.0 million in borrowings from our revolving credit facility, partially offset by $50.0 million of payments of dividends.

For the year ended December 31, 2013, net cash provided by financing activities was $351.1 million, consisting primarily of $457.3 million in proceeds from the 2013 Notes Offerings, $22.5 million of borrowings from our revolving credit facility, partially offset by $60.0 million of payments of dividends from the 2GIG sale proceeds and $50.5 million of repayments of our revolving credit facility.

Long-Term Debt

Following the Transactions, we remain a highly leveraged company with significant debt service requirements. As of December 31, 2015, we had approximately $2,175.0 million of total debt outstanding, including approximately $1.31 billion incurred in connection with the Transactions, consisting of $925.0 million of outstanding 2019 notes, $930.0 million of outstanding 2020 notes and $300.0 million of outstanding 2022 notes, with $264.4 million of availability under the revolving line of credit facility (after giving effect to $5.0 million of letters of credit outstanding and $20.0 million of borrowings).

Revolving Credit Facility

On November 16, 2012, we entered into a $200.0 million senior secured revolving credit facility, with a five year maturity, of which $264.4 million was undrawn and available as of December 31, 2015 (after giving effect to $5.0 million of outstanding letters of credit and $20.0 million of borrowings). In addition, we may request one or more term loan facilities, increased commitments under the revolving credit facility or new revolving credit commitments, in an aggregate amount not to exceed $225.0 million. Availability of such incremental facilities and/or increased or new commitments will be subject to certain customary conditions.

On June 28, 2013, we amended and restated the credit agreement to provide for a new repriced tranche of revolving credit commitments with a lower interest rate. Nearly all of the existing tranches of revolving credit commitments was terminated and converted into the repriced tranche, with the unterminated portion of the existing tranche continuing to accrue interest at the original higher rate.

On March 6, 2015, we amended and restated the credit agreement to provide for, among other things, (1) an increase in the aggregate commitments previously available to us from $200.0 million to $289.4 million and (2) the extension of the maturity date with respect to certain of the previously available commitments.

Borrowings under the amended and restated revolving credit facility bear interest at a rate per annum equal to an applicable margin plus, at our option, either (1) the base rate determined by reference to the highest of (a) the Federal Funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month, plus 1.00% or (2) the LIBOR rate determined by reference to the London interbank offered rate for dollars for the interest period relevant to such borrowing. The applicable margin for base rate-based borrowings (1)(a) under the Series A Revolving Commitments of approximately $247.5 million and Series C Revolving Commitments of approximately $20.8 million is currently 2.0% per annum and (b) under the Series B Revolving Commitments of approximately $21.2 million is currently 3.0% and (2)(a) the applicable margin for LIBOR rate-based borrowings (a) under the Series A Revolving Commitments and Series C Revolving Commitments is currently 3.0% per annum and (b) under the Series B Revolving Commitments is currently 4.0%. The applicable margin for borrowings under the revolving credit facility is subject to one step-down of 25 basis points based on our meeting a consolidated first lien net leverage ratio test at the end of each fiscal quarter.

In addition to paying interest on outstanding principal under the revolving credit facility, we are required to pay a quarterly commitment fee (which will be subject to one step-down based on our meeting a consolidated first lien net leverage ratio test) to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. We also pay customary letter of credit and agency fees.

We are not required to make any scheduled amortization payments under the revolving credit facility. The principal amount outstanding under the revolving credit facility will be due and payable in full on (1) with respect to the non-extended commitments under the Series C Revolving Credit Facility, November 16, 2017 and (2) with respect to the extended commitments under the Series A Revolving Credit Facility and Series B Revolving Credit Facility, March 31, 2019.

2019 Notes

On November 16, 2012, we issued $925.0 million of the 2019 notes. Interest on the 2019 notes is payable semi-annually in arrears on each June 1 and December 1.

We may, at our option, redeem at any time and from time to time prior to December 1, 2015, some or all of the 2019 notes at 100% of their principal amount thereof plus accrued and unpaid interest to the redemption date plus a “make-whole premium.” Prior to December 1, 2015, during any twelve month period, we also may, at our option, redeem at any time and from time to time up to 10% of the aggregate principal amount of the issued 2019 notes at a price equal to 103% of the principal amount thereof, plus accrued and unpaid interest. From and after December 1, 2015, we may, at our option, redeem at any time and from time to time some or all of the 2019 notes at 104.781%, declining ratably on each anniversary thereafter to par from and after December 1, 2018, in each case, plus any accrued and unpaid interest to the date of redemption. In addition, on or prior to December 1, 2015, we may, at our option, redeem up to 35% of the aggregate principal amount of the 2019 notes with the proceeds from certain equity offerings at 106.37%, plus accrued and unpaid interest to the date of redemption.

2020 Notes

On November 16, 2012, we issued $380.0 million of the 2020 notes. Interest on the 2020 notes is payable semi-annually in arrears on each June 1 and December 1. During the year ended December 31, 2013, we issued an additional $450.0 million of the 2020 notes and on July 1, 2014, we issued an additional $100.0 million of the 2020 notes, each under the indenture dated as of November 16, 2012.

We may, at our option, redeem at any time and from time to time prior to December 1, 2015, some or all of the 2020 notes at 100% of their principal amount thereof plus accrued and unpaid interest to the redemption date plus a “make-whole premium.” From and after December 1, 2015, we may, at our option, redeem at any time and from time to time some or all of the 2020 notes at 106.563%, declining ratably on each anniversary thereafter to par from and after December 1, 2018, in each case, plus any accrued and unpaid interest to the date of redemption. In addition, on or prior to December 1, 2015, we may, at our option, redeem up to 35% of the aggregate principal amount of the 2020 notes with the proceeds from certain equity offerings at 108.75%, plus accrued and unpaid interest to the date of redemption.

2022 Notes

On October 19, 2015, we issued $300.0 million aggregate principal amount of our 2022 notes. Interest on the 2022 notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2016.

We may, at our option, redeem at any time and from time to time prior to December 1, 2018, some or all of the 2022 notes at 100% of their principal amount thereof plus accrued and unpaid interest to the redemption date plus a “make-whole premium.” From and after December 1, 2018, we may, at our option, redeem at any time and from time to time some or all of the 2022 notes at 104.500%, declining to par from and after December 1, 2019, in each case, plus any accrued and unpaid interest to the date of redemption. In addition, on or prior to December 1, 2018, we may, at our option, redeem up to 35% of the aggregate principal amount of the 2022 notes with the proceeds from certain equity offerings at 108.875%, plus accrued and unpaid interest to the date of redemption. At any time and from time to time prior to December 1, 2018, we may at our option redeem during each 12-month period commencing with the issue date on October 19, 2015 up to 10% of the aggregate principal amount of the 2022 notes at a redemption price equal to 103% of the aggregate principal amount of the 2022 notes redeemed, plus accrued and unpaid interest, to the redemption date.

Guarantees and Security

All of our obligations under the revolving credit facility, the 2019 notes, the 2020 notes and the 2022 notes are guaranteed by APX Group Holdings, Inc. and each of our existing and future material wholly-owned U.S. restricted subsidiaries to the extent such entities guarantee indebtedness under the revolving credit facility or our other indebtedness. See Note 19 of our accompanying consolidated financial statements included elsewhere in this annual report on Form 10-K for additional financial information regarding guarantors and non-guarantors.

The obligations under the revolving credit facility, the 2019 notes and the 2022 notes are secured by a security interest in (i) substantially all of the present and future tangible and intangible assets of APX Group, Inc., and the guarantors, including without limitation equipment, subscriber contracts and communication paths, intellectual property, fee-owned real property, general intangibles, investment property, material intercompany notes and proceeds of the foregoing, subject to permitted liens and other customary exceptions, (ii) substantially all personal property of APX Group, Inc. and the guarantors consisting of accounts receivable arising from the sale of inventory and other goods and services (including related contracts and contract rights, inventory, cash, deposit accounts, other bank accounts and securities accounts), inventory and intangible assets to the extent attached to the foregoing books and records of the Issuer and the guarantors, and the proceeds thereof, subject to permitted liens and other customary exceptions, in each case held by the Issuer and the guarantors and (iii) a pledge of all of the capital stock of APX Group, Inc., each of its subsidiary guarantors and each restricted subsidiary of APX Group, Inc. and its subsidiary guarantors, in each case other than excluded assets and subject to the limitations and exclusions provided in the applicable collateral documents.

Under the terms of the applicable security documents and intercreditor agreement, the proceeds of any collection or other realization of collateral received in connection with the exercise of remedies will be applied first to repay amounts due under the revolving credit facility, and up to an additional $60.0 million of “superpriority” obligations that we may incur in the future, before the holders of the 2019 notes receive any such proceeds.

Debt Covenants

The credit agreement governing the revolving credit facility and the indentures governing the notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, our and our restricted subsidiaries’ ability to:

•	incur or guarantee additional debt or issue disqualified stock or preferred stock;

•	pay dividends and make other distributions on, or redeem or repurchase, capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate;

•	enter into agreements that restrict the ability of restricted subsidiaries to make dividends or other payments to APX Group, Inc.;

•	designate restricted subsidiaries as unrestricted subsidiaries; and

•	transfer or sell assets.

The credit agreement governing the revolving credit facility and the indentures governing the notes contain change of control provisions and certain customary affirmative covenants and events of default. As of December 31, 2015, we were in compliance with all restrictive covenants related to our long-term obligations.

Subject to certain exceptions, the credit agreement governing the revolving credit facility and the indentures governing the notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Our future liquidity requirements will be significant, primarily due to debt service requirements. The actual amounts of borrowings under the revolving credit facility will fluctuate from time to time. We believe that amounts available through our revolving credit facility and incremental facilities will be sufficient to meet our operating needs for the next twelve months, including working capital requirements, capital expenditures, debt repayment obligations and potential new acquisitions.

Covenant Compliance

Under the indentures governing our notes and the credit agreement governing our revolving credit facility, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA.

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures governing our notes and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in the indentures governing our notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

The following table sets forth a reconciliation of net loss to Adjusted EBITDA (in thousands):

	Year ended December 31,
	2015	2014	2013
Net loss	$(279,107)	$(238,660)	$(124,513)
Non-capitalized subscriber acquisition costs (1)	164,013	134,995	100,985
Interest expense, net	161,248	146,056	112,983
Depreciation and amortization (2)	151,731	162,594	173,292
Amortization of capitalized subscriber acquisition costs	92,993	58,730	22,214
Restructuring and Asset Impairment Charge	59,197	—	—
Other expense (income)	8,832	(1,779)	(76)
Non-cash compensation (3)	2,544	1,887	1,899
Income tax expense (benefit)	351	514	3,592
Gain on 2GIG Sale (4)	—	—	(46,866)
Transaction costs related to 2GIG Sale (5)	—	—	5,519
Transaction related costs (6)	—	—	811
Other adjustments (7)	25,344	45,078	42,450

Adjusted EBITDA	$387,146	$309,415	$292,290

(1)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(2)	Excludes loan amortization costs that are included in interest expense.
(3)	Reflects non-cash compensation costs related to employee and director stock and stock option plans.
(4)	Non-recurring gain on the 2GIG Sale.
(5)	Bonuses and transaction related costs associated with the 2GIG Sale.
(6)	Reflects total bonus and other payments to employees, and legal and consulting fees to third-parties, directly related to the Transactions.
(7)	Other adjustments represent primarily the following items (in thousands):

	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Product development (a)	$16,423	$17,442	$12,726
Non-cash gain on settlement of Merger-related escrow (b)	(12,200)	—	—
One-time compensation-related payments (c)	6,617	6,112	959
Purchase accounting deferred revenue fair value adjustment (d)	4,710	5,274	6,894
Monitoring fee (e)	3,580	3,177	2,918
Non-operating legal and professional fees	3,369	883	5,356
One-time deferred revenue adjustment (f)	(2,023)	—	—
Information technology implementation (g)	1,876	3,196	1,230
Excess Inventory (h)	733	—	—
Start-up of new strategic initiatives (i)	392	3,251	3,084
Subcontracted monitoring agreement (j)	—	2,225	1,078
CMS technology impairment loss (k)	—	1,351	—
Non-cash contingent liabilities	—	—	6,500
Solar-business costs (l)	—	—	34
All other adjustments	1,867	2,167	1,671

Total other adjustments	$25,344	$45,078	$42,450

(a)	Costs related to the development of control panels, including associated software, and Wireless Internet Technology.
(b)	Gain related to settlement of escrow balance related to the Merger (See Note 16 to the accompanying consolidated financial statements).
(c)	Run-rate savings related to December 2014 reduction-in-force (“RIF”), the Wireless Restructuring reduction-in-force, along with severance payments associated with the RIFs and other non-recurring employee compensation payments.

(d)	Add back revenue reduction directly related to purchase accounting deferred revenue adjustments.
(e)	Blackstone Management Partners L.L.C. monitoring fee (See Note 16 to the accompanying consolidated financial statements).
(f)	Represents a one-time adjustment to exclude $2.0 million of recurring revenue recognized during the year ended December 31, 2015, related to prior periods in connection with deferred revenue. (See Note 2 to the accompanying consolidated financial statements.)
(g)	Costs related to the implementation of new information technologies.
(h)	Represents reserve for excess inventory associated with discontinued product offerings.
(i)	Costs related to the start-up of potential new service offerings and sales channels.
(j)	Run-rate savings from committed future reductions in subcontract monitoring fees.
(k)	CMS technology impairment loss.
(l)	Costs incurred by Vivint on behalf of the Solar business, prior to the Transactions.

Other Factors Affecting Liquidity and Capital Resources

Vehicle Leases. Since 2010, we have leased, and expect to continue leasing, vehicles primarily for use by our FSPs. For the most part, these leases have 36 month durations and we account for them as capital leases. At the end of the lease term for each vehicle we have the option to either (i) purchase it for the estimated end-of-lease fair market value established at the beginning of the lease term; or (ii) return the vehicle to the lessor to be sold by them and in the event the sale price is less than the estimated end-of-lease fair market value we are responsible for such deficiency. As of December 31, 2015, our total capital lease obligations were $18.8 million, of which $8.4 million is due within the next 12 months.

Aircraft Lease. In December 2012, we entered into an aircraft lease agreement for the use of a corporate aircraft, which is accounted for as an operating lease. Upon execution of the lease, we paid a $5.9 million security deposit which is refundable at the end of the lease term. Beginning January 2013, we are required to make 156 monthly rental payments of approximately $83,000 each. In January 2015, an amendment to the agreement was made which, among other changes, increased the required monthly rental payments to approximately $87,000 each. We also have the option to extend the lease for an additional 36 months upon expiration of the initial term. The lease agreement also provides us the option to purchase the aircraft on certain specified dates for a stated dollar amount, which represents the current estimated fair value as of the purchase date.

Off-Balance Sheet Arrangements

Currently we do not engage in off-balance sheet financing arrangements.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2015. Certain contractual obligations are reflected on our consolidated balance sheet, while others are disclosed as future obligations under GAAP.

	Payments Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(dollars in thousands)
Long-term debt obligations (1)	$2,175,000	$—	$945,000	$930,000	$300,000
Interest on long-term debt (2)	820,177	168,530	499,397	127,844	24,406
Capital lease obligations	20,060	8,440	11,609	11	—
Operating lease obligations	139,985	17,274	46,448	25,296	50,967
Purchase obligations (3)	69,662	13,018	24,894	10,125	21,625
Other long-term obligations	6,938	1,118	2,525	1,039	2,256

Total contractual obligations	$3,231,822	$208,380	$1,529,873	$1,094,315	$399,254

(1)	Includes $20.0 million of borrowings under our revolving credit facility. At December 31, 2015, our revolving credit facility provided for availability of $289.4 million. The principal amount outstanding under the revolving credit facility will be due and payable in full on (1) with respect to the non-extended commitments under the Series C Revolving Credit Facility, November 16, 2017 and (2) with respect to the extended commitments under the Series A Revolving Credit Facility and Series B Revolving Credit Facility, March 31, 2019. As of December 31, 2015, there was approximately $264.4 million of availability under our revolving credit facility (after giving effect to $5.0 million of outstanding letters of credit and $20.0 million of borrowings).

(2)	Represents aggregate interest payments on $925.0 million of the outstanding 2019 notes, $930.0 million of outstanding 2020 notes and $300.0 million of the outstanding 2022 notes, as well as letter of credit and commitment fees for the unused portion of our revolving credit facility. Does not reflect interest payments on future borrowings under our revolving credit facility.
(3)	Purchase obligations consist of commitments for purchases of goods and services. We have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made at this time. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.